UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2021

Willdan Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 424-9144

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WLDN	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Wanda Reder as a Director

On December 3, 2021, the board of directors (the “Board”) of Willdan Group, Inc., a Delaware corporation (“Willdan”), pursuant to Section 4.02 of Willdan’s Amended and Restated Bylaws, increased the number of directors that constitute the entire Board from nine to ten, effective December 6, 2021.

On December 3, 2021, the Board, pursuant to Section 4.10 of Willdan’s Amended and Restated Bylaws, appointed Wanda Reder to the Board, effective December 6, 2021, to fill the vacancy on the Board and to serve until her respective successor has been duly elected and qualified or until her earlier resignation or removal. The Board has determined that Ms. Reder is an independent director under the listing standards of the Nasdaq Global Market. Ms. Reder was appointed to serve as a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Ms. Reder, 57, has served since 2018 as President and Chief Executive Officer of Grid-X Partners, LLC, a provider of management consulting services for utility companies. Ms. Reder previously spent 14 years, from 2004 to 2018, at S&C Electric Company, a global provider of equipment and services for electric power systems, ultimately serving as Chief Strategy Officer. Prior to that, Ms. Reder served from 2003 to 2004 as the Vice President of Asset Management and from 2001 to 2003 as the Vice President of Engineering & System Planning of Exelon Energy Delivery, a subsidiary of Exelon Corporation, a national energy provider. Additionally, from 2000 to 2001, and in 2004, she was the Vice President, Energy Sector of Davies Consulting, Inc., a management consulting firm in the energy and pharmaceutical sectors. She currently serves as the Chair of the Electricity Advisory Committee of the U.S. Department of Energy, on the Finance Committee of the National Academy of Engineering and on the board of directors and the Strategy Committee of TechPro Power Group Inc., a provider of electrical, instrumentation and control testing. Ms. Reder is also a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers (“IEEE”). Ms. Reder received a B.S. in Engineering in 1986 from South Dakota State University and an M.B.A. in 1990 from the University of St. Thomas.

Ms. Reder will receive compensation for her services as a director in accordance with Willdan’s standard compensation program for non-management directors, which provides for an annual retainer of $36,000, paid in cash, and certain other fees for service on committees and attendance at Board and committee meetings, each as further described in Willdan’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2021. In connection with her appointment, Ms. Reder received a restricted stock award having a grant date value of approximately $52,500, which award will vest in substantially equal installments over a period of two years on each of December 6, 2022 and December 6, 2023. This award represents a pro-rata portion of the equity award that was granted to other non-management directors in 2021, and vests in substantially equal installments on the first and second anniversaries of Ms. Reder’s appointment date. In addition to the compensation that Ms. Reder will receive for her service as a member of the Board, Willdan intends to enter into its standard form of indemnification agreement with Ms. Reder. A form of the indemnification agreement was previously filed by Willdan as Exhibit 10.1 to the Current Report on Form 8-K, as originally filed with the SEC on June 13, 2016.

There is no arrangement or understanding between Ms. Reder and any other person pursuant to which Ms. Reder was selected as a member of the Board. In addition, there are no transactions in which Ms. Reder has an interest that are required to be disclosed under Item 404(a) of SEC Regulation S-K.

Item 7.01	Regulation FD Disclosure

On December 6, 2021, Willdan issued a press release announcing the appointment of Ms. Reder to the Board. A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the attached Exhibit 99.1 to this Current Report on Form 8-K is being furnished (not filed) pursuant to Regulation FD.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Document

99.1	Press Release of Willdan Group, Inc., dated December 6, 2021.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLDAN GROUP, INC.

Date: December 6, 2021	By:	/s/ Creighton K. Early
Creighton K. Early
Chief Financial Officer